Exhibit 99.2

Hewitt Associates

Third Quarter 2004

Conference Call Remarks

July 29, 2004

7:30 a.m. CT

Jennifer Rice, Investor Relations.

Good morning and thank you for joining us. On the call today are Dale Gifford, Hewitt’s Chairman and CEO, and Dan DeCanniere, Hewitt’s CFO.

Before I turn the call over to Dale and Dan, let me highlight that when we discuss revenues, we are referring to net revenues. And, during this call, we’ll discuss Core earnings. Core earnings is a non-GAAP financial measure and is defined by excluding amortized compensation expense related to our one-time, IPO-related grant of restricted stock to employees. We report this measure to provide a better understanding of our underlying operating performance. Please refer to our Web site to obtain a copy of our press release that contains a full reconciliation of Core Earnings to GAAP.

In addition, on this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results may differ materially. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ.

At the conclusion of the call we’ll conduct a question and answer session. Now I’ll turn the call over to Dale.

Dale Gifford, Chairman and CEO

Thank you, Jennifer, and good day, everyone. Thank you for joining us.

I’m assuming that you’ve all had a chance to run through our third quarter results—which were good and overall in-line with the high-end of our expectations. We won 2 new HR BPO clients, Outsourcing revenues came in slightly higher than we expected, Outsourcing margins were in-line, and core earnings were at the high-end of expectations. Consulting revenues were slightly below our expectations, however, driven by lower RFM consulting in the UK and less demand for certain discretionary consulting projects.

All in, revenues increased more than 11% and core earnings increased 8%. Outsourcing revenues increased 16% and Consulting revenues increased 4%. On an organic, constant currency basis firm-wide revenues increased 5%, Outsourcing revenues increased 8%, and Consulting revenues declined 1%.

Before I walk through the results in more detail, let me first give you an update on Exult—clearly an exciting and strategic development within our third quarter. As you know, we entered into a merger agreement with Exult last month. While today I’ll be talking about the results of Hewitt on a stand-alone basis, our target – which is to be the clear leading provider of HR outsourcing and consulting services – will be significantly strengthened by the addition of Exult.

Combining with Exult creates opportunities across many parts of our existing Outsourcing business – by creating a more comprehensive and flexible offering, by generating more cross-selling opportunities with existing clients, and by increasing our scale– and the more comprehensive offer will also create greater opportunities in our Consulting business.

The combination will give us more flexibility in how we start broad HR outsourcing relationships with clients and the speed at which legacy client systems are replaced by our scaleable and leverageable one-to-many model. And let me just reiterate that we remain very much focused on our one-to-many model as the end state. This is a key reason why Exult’s current client relationships – which are individually moving well along their profitability curve – will be able to become even more profitable as part of Hewitt Associates, and especially once Hewitt and Exult can leverage our systems and processes for benefits, payroll and workforce management.

In fact, our due diligence confirmed that in Exult’s transitional HR BPO arrangements, significant annual margin improvement was being realized client by client—driven by process re-engineering. Contract cash margins for clients that are past the initial implementation period, which are a closer proxy for margins under Hewitt accounting, are ramping to levels similar to those in our own Benefits outsourcing business, while at the same time achieving client service-level requirements and client cost savings goals.

As we work out the details of our integration plans, we continue to feel positive about achieving the cost synergies we communicated in our June announcement.

And, in terms of the marketplace reaction, we have talked to Exult’s clients as well as many of our own clients and prospects, and are hearing very positive feedback about the combination. Clients are pleased by the announcement as it demonstrates that Hewitt is clearly committed to the HR BPO space, and clients and prospects are excited about the broader capabilities that the combined entity will have. So, all in, we feel very good about how this will position us with clients and prospects and, in turn, fuel our growth—and we’ll talk a bit more about our pipeline in a minute.

As expected, given the short time since the initial announcement, we are still awaiting comments from the SEC on our preliminary proxy/prospectus before we mail out a final version seeking stockholder approval. We have already received anti-trust clearance, and we continue to believe the transaction is still on track to close around the end of our fiscal year.

Now, let me walk you through our segment results, beginning with Outsourcing – which posted slightly higher-than-expected revenues in the quarter. The drivers of the 16% revenue growth in Outsourcing in the third quarter were the addition of new client services and an increase in one-time projects quarter over quarter, followed by the impact of last June’s NTRC and Cyborg acquisitions, and an increase in workforce management revenues due to the ramping of services for our first few clients throughout fiscal 2003 and early 2004.

It’s now been a full year since we completed these two acquisitions – NTRC and Cyborg – so I want to briefly comment on the strong progress we have made so far achieving our key goals.

For NTRC, our primary metrics for evaluating the success of the transaction include: 1) improved financials, 2) client retention, and 3) service expansion.

We have dramatically improved the financial profile of this business and are on track for completing all client technology conversions to the Hewitt outsourcing platform by the end of calendar year 2005. As such, for fiscal 2004, we expect NTRC to result in less than the 1 penny of expected dilution—which is ahead of our projections, and for fiscal 2005 we expect it to be neutral to slightly positive.

In terms of client retention, we have been successful with all of their major clients and, in fact, have retained nearly 90% of their overall revenues and participants. Those we haven’t retained were mostly very small, single-service defined contribution clients—and this was anticipated.

We have also started to see early success in cross-selling or expanding services to clients. We expect the majority of the service expansion to occur after these new clients have been up and running on the Hewitt platform for a period of time.

Given the success of this acquisition, we will look at adding similar books of benefits business in the future in order to continue to leverage our technology and processes and drive growth in benefits outsourcing—especially in defined contribution, which is much more mature than our other outsourcing services.

In terms of Cyborg, the acquisition of a payroll & HRMS technology platform and business was strategically important in that it provided a means for Hewitt to respond to growing client demand for flexible, cost efficient, and integrated payroll, benefits and workforce management services.

Today we continue to see growing market interest in broad, integrated HR solutions, as evidenced by our relationship with Sony Electronics, with TXU, which includes payroll, benefits, workforce management, and Consulting, and with a recently signed 6th HR BPO client—for which the scope of services includes workforce management and payroll.

Our backlog of sold work and pipeline of opportunities for payroll services is building momentum, so we look forward to continuing to report additional wins and success in payroll in the coming quarters. We also plan to leverage our Payroll/HRMS technology with our new combined offer, after we complete the Exult merger.

For fiscal 2004 and 2005, we continue to forecast about 3-4 cents of dilution from Cyborg, mostly due to amortization of intangibles related to the acquisition. During this past quarter we did payout $10 million to completely settle the multi-year performance-related payments for this acquisition.

Now, turning back to some of the details of the third quarter…as I mentioned, during the quarter we did sign two additional HR BPO clients – bringing the total number of HR BPO clients to six, before the addition of Exult. One of the new clients is TXU, which we announced publicly in May, and the other firm is undisclosed by name at this time, but we are very excited about this ten-year contract which covers approximately 20,000 employees in multiple countries. So, we made great progress here during the quarter.

Importantly, the market opportunity for HR BPO continues to increase. We have a larger pipeline on a stand-alone basis and have seen an increase in the number of discussions with clients, prospects, industry analysts and sourcing consultants since we made our announcements about TXU, and then Exult. We are very pleased with this level of interest in the marketplace and are optimistic about our growth prospects.

On a stand-alone basis, Hewitt is currently in discussions with significantly more prospects than both a year-ago and several months ago, and we have a larger number of prospects that are further along in the process. In fact, we have seen this base increase since the TXU and Exult announcements as a couple of firms that had eliminated Hewitt from the sales process have brought us back in as a very viable contender—given our broader and more flexible offer.

Turning to benefits, participant counts by service area are detailed in the press release, but in total, at the end of the third quarter, we were serving 18.2 million benefits participants, an increase of 10% over the third quarter last year. During the third quarter more than 260,000 net new benefits participants went live on our systems. Also, during the quarter we did win the work for one of the higher profile merger & acquisition situations involving two large financial services firms, expanding our health & welfare outsourcing work from one of the pre-merger firms to the combined organization. We currently have about 250,000 net participants in backlog for the fourth quarter—which should bring us to about 18.5 million benefits participants by the end of the fiscal year. For fiscal 2005, so far we have about a half-a-million participants in backlog and will be adding to that over the next few quarters. The benefits participant backlog is down from year-ago levels, and we believe this is in part due to a number of clients deferring decisions on benefits-only deals, in order to step back and look at all of HR. This trend is actually evidenced by the increased number of bundled deals that we have recently seen, like TXU, and that we continue to see in our pipeline. We also are seeing a slightly smaller averaged-size client than in that past, and believe this is just a timing issue.

I do want to mention that our retention rate remains strong at 95-plus-percent.

In terms of the benefits pipeline, we currently have more than 80 RFPs outstanding covering approximately 2.5 million benefits participants.

In terms of Outsourcing margins…they were up year-over-year—before the investments to build out our workforce management and payroll business. Including these investments they were down a half-a-percentage point.

Turning to our outlook for Outsourcing for the rest of fiscal 2004 —with only one quarter left, and due to higher than previously forecasted Outsourcing revenue growth for the back-half of ‘04, we have increased our Outsourcing revenue guidance to around 14% growth. We continue to expect margins to be up from 2003, and in the neighborhood of 20%, even as 2004 continues to be an important investment year for us.

Let me now turn to our Consulting business. Consulting revenues increased 4% on a reported basis and on an organic, constant currency basis declined 1%. On this basis, Consulting revenue was a little below our expectations. The slight decline in overall Consulting organic revenues during the quarter was primarily the result of very small decreases to fairly flat revenues across RFM, health management and all other consulting. Health Management had a difficult comparison in the prior year quarter. On a reported basis, RFM increased in the mid-single-digits and all other consulting increased in the low-single-digits but primarily due to foreign currency movements.

Consulting margins were 18.3% in the quarter compared to 19.1% in the prior-year quarter. The decline in margin was due to foreign earnings mix, higher compensation and occupancy costs in Europe, and increased amortization expense for U.K.-based intangibles which began in the fourth quarter of fiscal 2003.

At this point, we have narrowed our expectations for Consulting revenue growth – we now expect growth in fiscal 2004 between 4-and-6%, versus 4-to-8%. Given the lower end of the range, we now expect consulting margins to be slightly lower than we had previously expected for the year. In terms of the total Company, for fiscal 2004, we have also tightened our firm-wide revenue growth expectations from 10-11% growth to be at the high-end of this–around 11%. We continue to expect core earnings per share in the low $1.30’s, and operating margins, including unallocated shared service costs, should be about even with fiscal 2003 levels of about 11%—as significant strategic investments in our future revenue growth and in streamlining our cost structure continue.

At this point, I am going to turn the call over to Dan so he can walk through a few more of the financial details.

Dan DeCanniere, CFO

Thank you, Dale. I’ll give a bit more detail on our income statement, beginning with the compensation and related expense line item.

Compensation and related expenses increased as a percentage of revenues in the quarter to 65% from around 64-and a half percent in the prior-year quarter. Most of this increase is in our Outsourcing business and relates to the NTRC and Cyborg acquisitions and new staff to support growth in our workforce management business. The higher compensation from increased headcount was partially offset by lower other costs to serve clients – which has resulted from our continued effort to increase productivity and leverage technology. Excluding the effects of acquisitions and the unfavorable effects of foreign currency translation, compensation and related expenses increased 5% versus the reported 12.5%.

Other operating expenses, which include technology, occupancy, and related direct client service costs declined in the quarter to 18.7% from 19.5%. The decline was largely due to the effects of leveraging our scale – with revenues growing at a much faster rate than these costs – as well as decreases in depreciation on computer equipment, telecommunications expenses, and outside vendor expenses, which offset increases due to acquisitions.

SG&A expenses increased to 5.8% of revenues versus 5.2% last year. The increase was primarily due to the inclusion of SG&A costs from businesses we acquired in 2003 and 2004, and increased advertising costs and an increase in the amortization of intangible assets.

In total, operating expenses, excluding the pre-tax expenses for the one-time, IPO-related grant of restricted stock to employees, stayed relatively flat as a percentage of revenues.

Core operating income increased 7% to $58 million from $54 million and core operating margin decreased to 10.5% from 10.9%, again primarily the result of the investments in our workforce management and payroll businesses, as well as investment in our international benefits outsourcing business, and lower Consulting margins.

Turning to cash flow…cash flow from operations was $70 million in the quarter compared to $100 million in the year-ago quarter. Free cash flow, defined as cash flow from operations, net of cash used in investing activities, but excluding cash used for acquisitions, was $55 million in the quarter, which compared to $88 million in the prior-year quarter. Last year was a much stronger than normal cash flow quarter. This year was more in-line, and on track with our expectations for the full year. We continue to expect free cash flow, excluding cash paid for acquisitions, for fiscal 2004 to between $160 million and $175 million. The fourth quarter is generally a very strong cash flow quarter for us.

Capital expenditures for the quarter were $16 million. This is comprised of property and equipment and software—and you’ll recall that software is part of the other assets line on the statement of cash flows.

And with that I’ll ask the operator to begin the Question and Answer period. Operator…

QUESTION AND ANSWER SESSION

Dale Gifford:

In conclusion, once again I want to reiterate that I feel confident about the long-term prospects for our business. We have a unique service offering and strong competitive position. And we continue to make decisions to position our Company for continued long-term success. Thank you for joining us today.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger between Hewitt and Exult, including future financial and operating results, Hewitt’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Hewitt’s and Exult’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of Hewitt and Exult stockholders to approve the merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and internationally. Additional factors that could cause Hewitt’s and Exult’s results to differ materially from those described in the forward-looking statements can be found in Exult’s 2003 Annual Report on Form 10-K and Hewitt’s Form S-4 filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov).

Additional Information and Where to Find It

Hewitt intends to file a registration statement containing a joint proxy statement/prospectus and other relevant documents concerning the proposed merger with the SEC. Hewitt and Exult will mail the joint proxy statement/prospectus to their prospective stockholders. WE URGE INVESTORS IN HEWITT AND EXULT TO CAREFULLY READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HEWITT, EXULT AND THE PROPOSED TRANSACTION. You will be able to obtain documents filed with the SEC by Hewitt or Exult free of charge at the SEC’s internet site, http://www.sec.gov. You may obtain documents filed with the SEC by Hewitt free of charge if you request them in writing from Investor Relations, Hewitt Associates, Inc. 100 Half Day Road, Lincolnshire, Illinois 60069, or by

telephone at (847) 295-5000. You may also obtain documents filed with the SEC by Exult free of charge if you request them in writing from Exult Investor Relations,121 Innovation Drive, Irvine, CA 92612 or by telephone at (949) 856-8841.

Interests of Participants

Hewitt and Exult, their directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from Hewitt and Exult stockholders in favor of the proposed business combination. Information about the directors and executive officers of Hewitt and Exult and information about other persons who may be deemed participants in this transaction, including a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus. You can find information about Hewitt’s executive officers and directors in Hewitt’s definitive annual meeting proxy statement filed with the SEC on December 19, 2003. You can find information about Exult’s executive officers and directors in their definitive annual meeting proxy statement filed with the SEC on April 16, 2004. You can obtain free copies of these documents from Hewitt and Exult using the contact information above.